Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 15 day of August, 2010, is entered into by Cancer Genetics, Inc., a Delaware corporation with its principal place of business at 201 State Route 17, Rutherford, New Jersey, 07070 (the “Company”), and Andrew Pecora, with a principle place of business at 20 Prospect Avenue, Hackensack, New Jersey, 07601 (the “Consultant”).

1.	Consulting Services. The Company hereby retains the Consultant, and the Consultant hereby agrees, to provide to the Company consulting and advisory services (“Services”) in connection with the following activities:

•	Strategic guidance and assistance on the development of the Company’s lab service business and lab service portfolio, including, but not limited to, the introduction to key clinical users;

•

Strategic guidance and facilitation with payers, insurers and third-party agencies on the reimbursement for common tests, lab-developed tests, and the Company’s portfolio of proprietary products, including microarrays; and

•

Facilitation of access to clinical advisory boards, peer review groups and ad-hoc clinical expert panels with the purpose of gaining feedback on the development of the Company’s products and service offerings in the field of advanced oncology testing and personalized medicine.

In rendering the Services hereunder, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee-employer relationship between the Consultant and the Company.

2.	Compensation. In consideration for the Consultant’s Services, the Company hereby agrees to provide the Consultant with compensation at the rate of Five Thousand ($5,000) Dollars per month for consulting Services on the Company’s behalf, effective as of the date first above executed.

The Company shall also provide to the Consultant a total of 100,000 of the Company’s nonqualified options under its 2008 Stock Option Plan (“Options”). The Options shall have a strike price of five (5) dollars per share and become vested to the Consultant over the course of the term of the Agreement (Section 5) in accordance with Schedule A. The first installment of the Options shall vest on September 15, 2010, with 4,000 options vesting to the Consultant every month, except for the final installment vesting on August 15, 2012 in which the Consultant shall receive 8,000 Options.

3.	Freedom to Contract. The Consultant represents that he is not a party to any existing agreement which would prevent him from entering into this Agreement.

4.	Location. The Consultant shall perform consulting services under this Agreement at a location to be chosen by the Company, and acceptable to the Consultant.

5.	Termination. This Agreement shall have a term of two (2) years from the date hereof, provided that the Consultant’s consultancy may be earlier terminated by either the Company or the Consultant for cause or upon the death or permanent disability of the Consultant.

6.	Proprietary Information. The Consultant hereby agrees to hold and maintain confidential and private in trust for the benefit of the Company all papers, plans, drawings, designs, devices, research data, machines or compositions, specifications, methods, processes, techniques, know-how, formulae, customer and supplier lists, personnel and financial data, plans, trade secrets, and all proprietary information to the extent designated as confidential (hereinafter, “Confidential Information”) belonging to the Company of which the Consultant may acquire knowledge in connection with the furnishing of consulting services to the Company under this Agreement.

7.	Technical Records. Immediately upon the Company’s request, the Consultant shall deliver to the Company all Confidential Information specified in Section 6 and all Confidential Information shall be, during and after the termination of the Agreement, and shall be deemed to be the property of the Company.

8.	Indemnification. The Company shall indemnify the Consultant against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit, or proceeding, whether civil or criminal, to which he be made a party or with which he may be threatened by reason of his having been a Consultant to the Company. No indemnification shall be made hereunder (a) with respect to payment and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit, or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interest of the Company or (b) as otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which the Consultant may otherwise be entitle and shall inure to the benefit of the executor or administrator of the Consultant.

9.	Assignment. The rights and obligations of the Agreement are for personal services and may not be assigned or delegated by the Consultant.

10.	Amendment and Waiver. Neither this Agreement nor any term, covenant, condition, or other provision hereof may be changed, waived, discharged, or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

11.	Government Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

12.	Entire Agreement. This Agreement embodies the entire agreement between the Company and the Consultant, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

13.	Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered when given by registered or certified main addressed to the party to whom such notice is given at the address of such party hereinafter set forth or at such address as such party may provide to the other in writing from time to time.

If to the Company, to:	If to the Consultant, to:

Panna Sharma	Andrew Pecora, M.D.
201 State Route 17, 2nd floor	20 Prospect Ave.
Rutherford, NJ 07070	Hackensack, NJ 07601

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer duly authorized and the Consultant has hereunto set his hand and seal, all as of the day and year first written above.

COMPANY		CONSULTANT

By:	/s/ Panna Sharma	By:	/s/ Andrew Pecora
	Panna Sharma, CEO		Andrew Pecora, M.D.

Date:	Aug 15, 2010	Date:	8/15/10

Schedule A

Non-qualified options with a five (5) dollar strike price per share.

Vesting Date	Amount Vesting Per Installment	Cumulative Options Vested
9/15/2010	4,000	4,000
10/15/2010	4,000	8,000
11/15/2010	4,000	12,000
12/15/2010	4,000	16,000
1/15/2011	4,000	20,000
2/15/2011	4,000	24,000
3/15/2011	4,000	28,000
4/15/2011	4,000	32,000
5/15/2011	4,000	36,000
6/15/2011	4,000	40,000
7/15/2011	4,000	44,000
8/15/2011	4,000	48,000
9/15/2011	4,000	52,000
10/15/2011	4,000	56,000
11/15/2011	4,000	60,000
12/15/2011	4,000	64,000
1/15/2012	4,000	68,000
2/15/2012	4,000	72,000
3/15/2012	4,000	76,000
4/15/2012	4,000	80,000
5/15/2012	4,000	84,000
6/15/2012	4,000	88,000
7/15/2012	4,000	92,000
8/15/2012	8,000	100,000